U.S.  SECURITIES  AND  EXCHANGE  COMMISSION


                             Washington,  D.C.  20549


                                    FORM  S-8


                             REGISTRATION  STATEMENT
                                      UNDER
                           THE  SECURITIES  ACT  OF  1933


                              DermaRX  Corporation
             (Exact  name  of  registrant  as  specified  in  its  charter)


           Delaware                                          13-3301899
(State  or other jurisdiction of                      (I.R.S. Employer I.D. No.)
incorporation  or  organization)

                            SALARY REIMBURSEMENT PLAN
                            LEGAL  SERVICES  AGREEMENT
                              (Full  Title  of  Plan)


                                Maryanne  Carroll
                               284  Jackson  Street
                             Denver,  Colorado  80206
                     (Name  and  Address  of  Agent  for  Service)

                                 (303)  333-4600
          (Telephone  number  including  area  code,  of  agent  for  service)


                         CALCULATION  OF  REGISTRATION  FEE




                                           Proposed     Proposed
                                           Maximum      Maximum
Title of                                   Offering     Aggregate       Amount of
Securities          Amount to be           Price Per    Offering        Registration
to be Registered     Registered            Share           Price           Fee(1
------------------------------------------------------------------------------------


Common Stock         346,100                  $.75      $259,575         $68.53


(1) Based on the trading price of the Company's common stock in over-the-counter trading on March 31, 1999.

PROSPECTUS




                                DermaRX  Corporation
                                 284  Jackson  Street
                              Denver,  Colorado  80206

                        (346,100  SHARES  OF  COMMON  STOCK)

     This Prospectus relates to the offer and sale of DermaRX Corporation, a Delaware corporation (the "Company") of shares of its $.001 par value common stock (the "Common Stock) to a consultant of the Company (the "Consultant) pursuant to an agreement entered into between the Company and the Consultant. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefore to the Consultant 250,000 shares of the Common Stock in consideration for legal services rendered and to be rendered under the agreement. The 250,000 shares are issued and effective subsequent to the Company's presently proposed one for five reverse stock split and consequently will not be subject to the reverse stock split.

     This Prospectus also relates to the offer and sale of shares of Company Common Stock to certain officers of the Company in reimbursement of past due salary obligations of the Company to such officers (the "Reimbursement Plan"). The Company is registering hereunder and then issuing upon receipt of adequate consideration therefore to the officers 96,100 shares of the Common Stock in consideration for past due salaries. The 96,100 shares are issued and effective subsequent to the Company's presently proposed one for five reverse stock split and consequently will not be subject to the reverse stock split.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Some of the shares registered hereunder are being sold to persons who are affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future, it would then be subject to Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The  Common  Stock  is  listed  on the OTC bulletin board under the symbol DMRX.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The  Date  of  this  Prospectus  is  April  3,  2000.

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: DermaRX Corporation, 284 Jackson Street, Denver, Colorado 80206.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D.C. 20549. Copies may be obtained at the prescribed rates. Copies may also be obtained from the commission's website at www.sec.gov.
                           -----------

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE  OF  CONTENTS
                                                                           Page
                                                                           ----
PART  I                                                                        4

INFORMATION  REQUIRED IN THE SECTION 10(a) PROSPECTUS                          4

ITEM  1.  PLAN INFORMATION                                                     4

GENERAL  INFORMATION                                                           4

The  Company                                                                   4
Purpose                                                                        4
Common  Stock                                                                  4
The  Consultant                                                                4
No  Restrictions on Transfer                                                   4
Restrictions  on Resale                                                        4

DOCUMENTS  INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION                  4

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL
             INFORMATION                                                       5

Legal  Opinion and Experts                                                     5

Indemnification  of Officers and Directors                                     5

PART  II                                                                       6

INFORMATION  REQUIRED IN THE REGISTRATION STATEMENT                            6

ITEM  3.  INCORPORATION OF DOCUMENTS BY REFERENCE                              6

ITEM  4.  DESCRIPTION OF SECURITIES                                            6

ITEM  5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                               6

ITEM  6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                            6

ITEM  7.  EXEMPTION FROM REGISTRATION CLAIMED                                  7

ITEM  8.  EXHIBITS                                                             7

ITEM  9.  UNDERTAKINGS                                                         7

SIGNATURES                                                                     8

EXHIBIT  INDEX                                                                 9

PART  I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

Item  1.  Plan  information

GENERAL  INFORMATION

The  Company

     The Company has its principal offices at 284 Jackson Street, Denver, Colorado 80206, (303) 333-4600. The Plans registered hereunder are the Consulting Agreement and the Employee Salary Reimbursement Plan.

Purposes

     The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is in connection with services by the Consultant in connection with corporate and securities legal work on behalf of the Company. A copy of the agreement has been filed as an exhibit to this registration statement.

     TheCommon Stock will also be issued by the Company to certain officers of the Company in connection with past due salary obligations and an agreement by the Company to reimburse such past due salary obligations with shares of its Common Stock.

     Neither of the Plans is subject to any of the provisions of ERISA.

Common  Stock

     The Board has authorized the issuance of up to 250,000 shares of the Common Stock to the Consultant upon effectiveness of this registration statement.

     The Board has also authorized the issuance of up to 96,100 shares of the Common Stock to the Officers upon effectiveness of this registration statement.

The  Consultant and the Officers

     The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis in connection with corporate and securities legal work on behalf of the Company.

     The Officers provided general business services to the Company in their administrative and officer roles on behalf of the Company.

No  Restrictions  on  Transfer

    The Consultant and the Officers will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Consequences

     The Consultant and the Officers may be subject to federal income tax consequences on the receipt of the shares of Common Stock under the Consulting Agreement and the Salary Reimbursement Plan. Neither of the Plans is qualified under Section 401(a) of the Internal Revenue Code.

Restrictions  on  Resales

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents  Incorporated  By  Reference  and  Additional  Information

     The Company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended February 28, 1999, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 284 Jackson Street, Denver, Colorado 80206.

Legal  Opinions  and  Experts

     Cutler Law Group has rendered an opinion on the validity of the securities being registered. M. Richard Cutler, the Consultant hereunder, is the sole officer, director and shareholder of MRC Legal Services Corporation which does business as Cutler Law Group. Mr. Cutler is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5 - Interests of Named Experts and Counsel).

     The financial statements of DermaRX Corporation, incorporated by reference in the Company's Annual Report (Form 10-KSB) for the year ended February 28, 1999 have been audited by Paul C. Roberts, Certified Public Accountant, as set forth in his report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification  of  Officers  and  Directors

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART  II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.  Incorporation  of  Documents  by  Reference

     Registrant  hereby  states  that (i) all documents set forth in (a) through
(c)  below,  are  incorporated  by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         (a) Registrant's latest Annual Report, if any, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

         (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item  4.  Description  of  Securities

     The  securities  being  registered  are  common  stock  $.0001  par  value.

Item  5.  Interests  of  Named  Experts  and  Counsel

     Certain matters relating to this Prospectus are being passed upon by Cutler Law Group. M. Richard Cutler, the Consultant hereunder, is the sole shareholder, officer and director of MRC Legal Services Corporation which does business as Cutler Law Group.

Item  6.  Indemnification  of  Directors  and  Officers

     The Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a part to any threatened, pending or completed action, suit or preceding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action, or suit, if such director, officer, employee or agent acted, in good faith, and in a manner which he reasonably believed to be in or not opposed to, the best interests of the Corporation. Indemnification may not be for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, unless and only to the extent that the court on which the action was brought, or any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.


Item  7.  Exemption  from  Registration  Claimed

         Not  Applicable.

Item  8.  Consultants and Advisors

     The Consultant who is receiving 250,000 shares is M. Richard Cutler, who is President of MRC Legal Services Corporation which does business as Cutler Law Group.

    The Officers who are receiving shares under the Salary Reimbursement Plan are as follows:

Name                                    Number of Shares
----                                    ----------------

Maryanne Carroll                           60,200
Brian P. Halloran                          19,800
Thomas M. Dean and Norman M. Dean           6,500
Neil J. Feinstein                           4,600
Alan G. Molk                                3,000
John C. Freeland                              600
Peter G. Martin                               700
Thomas M. Dean                                700



Item  9.  Exhibits

         (a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit  No.                Title

4.                         Not  Applicable

5. Opinion of Cutler Law Group regarding the legality of the securities registered.

10                         Legal  Services  Agreement  with  M.  Richard  Cutler

15.                        Not  Required

23.1 Consent of Cutler Law Group to the use of its opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

23.2                       Consent  of  Paul  C.  Roberts,  CPA

27.                        Not  Required

28.                        Not  Required

29.                        Not  Required

Item  9.  Undertakings


     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the
Act  and  is,  therefore,  unenforceable.   In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the date set forth below.

Dated:  April  3,  2000
                                                DermaRX  Corporation



                                                By:  /s/  Maryanne  Carroll
                                                    ----------------------------
                                                    Maryanne  Carroll, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.


Dated:  April  3,  2000                           /s/  Maryanne  Carroll
                                                --------------------------------
                                                     Maryanne Carroll, President
                                                     Director,  Chairman

Dated:  April  3,  2000                           /s/  Alan Molk
                                                --------------------------------
                                                     Alan Molk, Director

Dated:  April  3,  2000                           /s/  John Freeland
                                                --------------------------------
                                                     John Freeland, Director

Form  S-8  Registration  Statement

EXHIBIT  INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit  Number
In  Registration
Statement            Descriptions                                  Numbered Page
---------            ------------                                  -------------

5.                   Opinion  of  Counsel                                     10

10.                  Legal  Services  Agreement  with  M.  Richard Cutler     11

23.1                 Consent  of  Cutler  Law  Group                          10
                     (included  in  Opinion  of  Counsel  -  Exhibit  5)

23.2                 Consent  of  Paul  W.  Roberts,  CPA                     17